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                 THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY
                                    FORM 10-K

EXHIBIT 3.4

                 THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY
                                BOARD OF TRUSTEES
                   RESOLUTION ESTABLISHING SEPARATE ACCOUNT C
                                  JULY 22, 1970

         BE IT RESOLVED by the Board of Trustees of The Northwestern Mutual Life Insurance Company (the "Company") that:

         1. The Company shall and does hereby establish a separate account ("NML Separate Account C") in accordance with the provisions of Section 206.385 of the Wisconsin Statutes of 1967 to facilitate the issuance of certain agreements (the "Agreements") which may be offered by the Company to the trustees of certain pension and profit sharing plans in connection with the purchase of life insurance policies and annuity contracts.

         2. The amounts paid to the Company in connection with the Agreements, less stated amounts as set forth therein, shall be allocated to Account C.

         3. The income, if any, and gains or losses, realized or unrealized, of Account C shall be credited to or charged against the amount so allocated to Account C in accordance with the terms and conditions of the Agreements without regard to the other income, gains or losses of the Company, and the assets thereof shall not be chargeable with any liabilities arising out of any other separate account or any other business of the Company.

         4. Amounts paid to the Company in connection with the Agreements and allocated to Account C shall be invested in shares of NML Fund, Inc. (the "Fund") at the net asset value of such shares, except that other securities may be substituted for the shares of the Fund as provided in the Agreements, and the Company shall make appropriate arrangements with the Fund for the purchase by Account C or shares of the Fund at the net asset value thereof.

         5. Account C shall be registered as a unit investment trust under the Investment Company Act of 1940.

         6. $50,000,000 offering price of the Agreements or Units thereof or such lesser amount as may be designated by the President of the Company, shall be registered for sale under the Securities Act of 1933.

         7. The officers of the Company are hereby authorized and directed to take all action necessary or desirable to comply with the Investment Company Act of 1940 and the Securities Act of 1933 and other applicable state and federal laws in connection with offering the Agreements for sale and operation of Account C, including, without limitation, the filing of registration statements, and amendments and exhibits thereto and the securing of such exemptions from such state and federal laws as they deem advisable.

         BE IT FURTHER RESOLVED, that the President of the Company and other officers of the Company are authorized and directed, under such directions as may be specified, from time to time, by the Executive Committee to execute and deliver such instruments and to do such acts and things as may be necessary or desirable to carry out the purpose and intent of the foregoing resolution in the form or substantially the form as adopted, including, without limitation, determination of the terms and conditions of the Agreements; determination of the state or states in which appropriate action shall be taken to obtain the requisite qualification, registration and/or authorization for the sale of the Agreements; performance on behalf of the Company of any and all such acts as they may deem necessary or advisable to comply with applicable securities, insurance and other laws of any such states and in connection therewith to execute and file all requisite documents, including, but not limited to, contracts, applications, reports, surety bonds, and irrevocable consents and appointments of attorneys for service or process; and execution of such contracts on behalf of the Company as may be necessary or desirable to efficiently engage in the sale and distribution of the Agreements including, without limitation, such contracts for custodial, safekeeping, transfer, accounting, legal or disbursing services as may be necessary or desirable. The execution by such officers of any document or the performance of any act in connection with the foregoing matters shall conclusively establish their authority therefore from the Company and the approval and ratification by the Company of the documents so executed and the action so taken.

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